                                                                    EXHIBIT 99.5

          Offer to Exchange Each Outstanding Share of Common Stock

                                      of

                         Motor Cargo Industries, Inc.

                                      for

                        0.26 of a Share of Common Stock

                                      of

                           Union Pacific Corporation

                                      or

                       $12.10 Net to the Seller in Cash

 subject, in each case, to the election procedure described in the Preliminary
        Prospectus and the related Letter of Election and Transmittal.

-----------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
               ON NOVEMBER 29, 2001, UNLESS THE OFFER IS EXTENDED.
-----------------------------------------------------------------------------------

                                                               October 31, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   Union Pacific Corporation, a Utah corporation ("Union Pacific"), is offering to exchange all outstanding shares of common stock, no par value (the "Shares"), of Motor Cargo Industries, Inc., a Utah corporation ("Motor Cargo"), for either (i) 0.26 of a share of common stock, par value $2.50 per share, of Union Pacific ("Union Pacific Stock"), (ii) $12.10 in cash, without interest, or (iii) a combination of both, at the election of the holder of Shares and upon the terms and subject to the conditions set forth in the Preliminary Prospectus, dated October 31, 2001 (the "Preliminary Prospectus"), and the related Letter of Election and Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

   Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Wells Fargo Bank Minnesota, N.A. (the "Exchange Agent") prior to the Expiration Date which is 12:00 midnight, New York City time, on November 29, 2001, unless we extend the period of time for which the Offer is open, in which case the Expiration Date will be the latest time and date on which the Offer, as so extended, expires, must tender their Shares according to the guaranteed delivery procedures set forth in "The Offer--Procedure for Tendering and Electing--Guaranteed Delivery" in the Preliminary Prospectus.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents more than two-thirds of the then outstanding Shares on a fully diluted basis and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any other applicable merger control regulations of federal, state or foreign governmental entities having expired or been terminated by the Expiration Date of the Offer. The Offer is also subject to other conditions. See "The Offer--Conditions of Our Offer" in the Preliminary Prospectus.

   Harold R. Tate and Marvin L. Friedland, the principal shareholders of Motor Cargo (each a "Principal Shareholder" and together, the "Principal Shareholders"), beneficially own an aggregate of approximately 59.3% of the outstanding Shares on a fully-diluted basis and have agreed to tender their Shares in the Offer pursuant to two Shareholder Agreements, dated as of October 15, 2001 (the "Shareholder Agreements"), by and between the Principal Shareholder and Union Pacific. See "Shareholder Agreements" in the Preliminary Prospectus.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      1. Preliminary Prospectus dated October 31, 2001;

      2. Letter of Election and Transmittal for your use in accepting the Offer, tendering Shares, electing to receive either Union Pacific Stock or cash and for the information of your clients (manually signed facsimile copies of the Letter of Election and Transmittal may be used to tender Shares);

      3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Exchange Agent, or if the procedures for book-entry transfer cannot be completed on a timely basis;

      4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

      5. The letter to shareholders of Motor Cargo from Harold R. Tate, Chairman and Chief Executive Officer of Motor Cargo, accompanied by Motor Cargo's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Motor Cargo, which includes the recommendation of the Board of Directors of Motor Cargo (the "Motor Cargo Board") that shareholders accept the Offer and tender their Shares to Union Pacific thereunder; and

      6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   The Motor Cargo Board has unanimously (i) determined that the terms of the Offer and the Merger are advisable and are fair to and in the best interests of the shareholders of Motor Cargo, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 15, 2001 (the "Merger Agreement"), by and among Motor Cargo, Union Pacific and Motor Merger Co., a Utah corporation and a wholly-owned subsidiary of Union Pacific ("Merger Subsidiary"). The Merger Agreement provides for, among other things, the making of the Offer by Union Pacific, and further provides that either Merger Subsidiary will merge with and into Motor Cargo or Motor Cargo will merge with and into Merger Subsidiary (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, Motor Cargo or Merger Subsidiary, as the case may be, will continue as the surviving corporation, wholly-owned by Union Pacific, and the separate corporate existence of Merger Subsidiary or Motor Cargo, as the case may be, will cease.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Election and Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Preliminary Prospectus) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Exchange Agent and (ii) Share Certificates representing the tendered Shares should be delivered to the Exchange Agent, or such Shares should be tendered by book-entry transfer into the Exchange Agent's account maintained at the Book-Entry Transfer Facility (as described in the Preliminary Prospectus), all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Preliminary Prospectus.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer--Procedure for Tendering and Electing--Guaranteed Delivery" in the Preliminary Prospectus.

   Union Pacific and Motor Cargo will not pay any fees or commissions to any broker or dealer or other person (other than the Exchange Agent and the Information Agent as described in the Preliminary Prospectus) for soliciting tenders of Shares pursuant to the Offer. Union Pacific will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

   Union Pacific or Motor Cargo will pay or cause to be paid all stock transfer taxes applicable to Union Pacific's purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Election and Transmittal.

   We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 29, 2001, unless the Offer is extended.

   If the share price of Union Pacific common stock is less than or equal to $46.53, the stock consideration received by Motor Cargo shareholders will be worth less than the $12.10 per share paid to shareholders who elect to receive the cash consideration. Motor Cargo shareholders are urged to obtain current market quotations for the Union Pacific and Motor Cargo common stock.

   Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Preliminary Prospectus.

                                             Very truly yours,

                                             UNION PACIFIC CORPORATION

   Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Union Pacific, Merger Subsidiary, Motor Cargo, the Information Agent, the Exchange Agent or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

                                      3